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                                                                  Exhibit (d)(3)


                                SUPPORT AGREEMENT

         SUPPORT AGREEMENT dated as of April 26, 2001 among Compaq Computer Corporation, a Delaware corporation ("PARENT"), General Atlantic Partners 34, L.P., a Delaware limited partnership ("GAP 34"), General Atlantic Partners 52, L.P., a Delaware limited partnership ("GAP 52"), GAP Coinvestment Partners, L.P., a New York limited partnership ("GAP COINVESTMENT"), and GAP Coinvestment Partners II, L.P., a Delaware limited partnership (collectively with GAP 34, GAP 52, GAP Coinvestment, the "STOCKHOLDERS").

         WHEREAS, Parent, PFC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUBSIDIARY"), and Proxicom, Inc., a Delaware corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for, among other things, the tender offer by Merger Subsidiary for all of the outstanding shares of Company Stock and, after consummation of the tender offer, the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, as of the date hereof, each Stockholder owns (of record or beneficially) the number of shares of Company Stock specified opposite such Stockholder's name on Schedule I (such shares of Company Stock being referred to herein as the "ORIGINAL SHARES"; the Original Shares, together with any other shares of capital stock of the Company or other voting securities of the Company acquired (of record or beneficially) by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options), being collectively referred to herein as the "SUBJECT SHARES"); and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:
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                                    ARTICLE 1
                          AGREEMENT TO TENDER AND VOTE

         SECTION 1.01. Tender. Each Stockholder hereby agrees to validly tender pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement but in no event later than the then scheduled expiration date of the Offer, all of such Stockholder's Subject Shares by physical delivery of the certificates therefor, and to not withdraw such Stockholder's Subject Shares, except following a termination of the Offer pursuant to its terms. Each Stockholder hereby permits Parent and Merger Subsidiary to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of such Stockholder's Subject Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

         SECTION 1.02. Voting. Each Stockholder hereby agrees that during the time this Agreement is in effect such Stockholder shall, in connection with any meeting or action by written consent of the stockholders of the Company, (a) vote such Stockholder's Subject Shares in favor of adoption of the Merger Agreement; (b) vote such Stockholder's Subject Shares against any action or agreement that could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and (c) vote such Stockholder's Subject Shares against any action or agreement that could reasonably be expected to prevent, impede, interfere with, delay or postpone the consummation of the Merger, including, without limitation:
(i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries;
(ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

         SECTION 1.03. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Jeffrey Lynn and Linda Auwers, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares in favor of adoption of the Merger Agreement and otherwise as contemplated by Section 1.02.


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          (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Delaware Law.

         SECTION 1.04. No Inconsistent Arrangements. Each Stockholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or consent to or permit any Transfer of, any or all of such Stockholder's Subject Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of such Stockholder's Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Stockholder's Subject Shares,
(iv) deposit any of such Stockholder's Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Subject Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

         SECTION 1.05. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.


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                                    ARTICLE 2
                                   EXPIRATION

         SECTION 2.01. Expiration. This Agreement and each Stockholder's obligations hereunder shall terminate upon the earlier to occur of the (i) Effective Time and (ii) termination of the Merger Agreement.



                                    ARTICLE 3
                          REPRESENTATION AND WARRANTIES

         Each Stockholder hereby represents and warrants to Parent as follows:

         SECTION 3.01. Ownership of Original Shares. Such Stockholder is the record and beneficial owner of, and has good and marketable title to, such Stockholder's Original Shares, free and clear of any Liens. As of the date hereof, such Stockholder does not own (of record or beneficially) any shares of capital stock of the Company other than such Stockholder's Original Shares. Such Stockholder has the sole right to Transfer and direct the voting of such Stockholder's Original Shares, and none of such Stockholder's Original Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of such Stockholder's Original Shares, except as set forth in this Agreement.

         SECTION 3.02. Power; Binding Agreement. The execution, delivery and performance by such Stockholder of this Agreement are within the corporate or other powers of such Stockholder and have been duly authorized by all necessary or other corporate action. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

         SECTION 3.03. No Conflicts. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or


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accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Stockholder is a party or by which such Stockholder's properties or assets are bound.

         SECTION 3.04. No Finder's Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                                    ARTICLE 4
                                  MISCELLANEOUS

         SECTION 4.01. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent.

         SECTION 4.02. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         SECTION 4.03. Publicity. Each Stockholder shall consult with Parent before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement before such consultation.


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         SECTION 4.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service (providing proof of delivery). All communications hereunder shall be delivered to the respective parties at the following addresses:

                If to any of the Stockholders:

                General Atlantic Service Corporation
                3 Pickwick Plaza
                Greenwich, Connecticut 06830
                Attention: David C. Hodgson
                Facsimile: (202) 622-8818

                If to Parent:

                Compaq Computer Corporation
                20555 S.H. 249 MS 110810
                Houston, Texas 77070-2698
                Attention:  Thomas C. Siekman, Esq.
                Facsimile:  (281) 518-8209

                copy to:

                Davis Polk & Wardwell
                450 Lexington Avenue
                New York, New York 10017
                Attention: Chris Mayer, Esq.
                Facsimile: (212) 450-4800

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 4.05. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Stockholders and Parent irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.


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
         SECTION 4.06. Specific Performance. Each Stockholder recognizes and acknowledges that a breach by it of any of the covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law, and therefore such Stockholder agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         SECTION 4.07. Nature of Obligations. The obligations of each Stockholder under this Agreement shall be several and not joint. All of the agreements, covenants, grants and representations and warranties of any nature of each Stockholder under this Agreement are made or given by such Stockholder severally, and not jointly.

         SECTION 4.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         SECTION 4.09. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


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         IN WITNESS WHEREOF, Parent and the Stockholders have caused this
Agreement to be duly executed as of the day and year first above written.

                       COMPAQ COMPUTER CORPORATION


                       By: /s/ Jeff Lynn
                           -----------------------------------------------------
                              Name:  Jeff Lynn
                              Title:  Vice President and General Manager,
                                      Professional Services


                       GENERAL ATLANTIC PARTNERS 34, L.P.

                       By: General Atlantic Partners, LLC, its general partner


                       By: /s/ Matthew Ninetz
                           -----------------------------------------------------
                              Name:  Matthew Ninetz
                              Title:  A Managing Member

                       GENERAL ATLANTIC PARTNERS 52, L.P.

                       By: General Atlantic Partners, LLC, its general partner


                       By: /s/ Matthew Ninetz
                           -----------------------------------------------------
                              Name:  Matthew Ninetz
                              Title:  A Managing Member

                       GAP COINVESTMENT PARTNERS, L.P.


                       By: /s/ Matthew Ninetz
                           -----------------------------------------------------
                              Name:  Matthew Ninetz
                              Title:  A General Partner

                       GAP COINVESTMENT PARTNERS II, L.P.


                       By: /s/ Matthew Ninetz
                           -----------------------------------------------------
                              Name:   Matthew Ninetz
                              Title:   A General Partner

                                                                      SCHEDULE I

Name of Stockholder                                     Original Shares
General Atlantic Partners 34, L.P.                          1,405,121
General Atlantic Partners 52, L.P.                          1,491,865
GAP Coinvestment Partners, L.P.                               248,111
GAP Coinvestment Partners II, L.P.                            335,859


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